[GRAPHIC OMITTED]              Investor Contact:  Susie Ter-Jung
                                                  Bunge Limited
                                                  914-684-3398
                                                  Susie.Ter-Jung@bunge.com

                               Media Contact:    Stewart Lindsay
                                                 Bunge Limited
                                                 1-914-684-3369
                                                 Stewart.Lindsay@Bunge.com



                    Bunge Reports Fourth Quarter 2005 Results


White Plains, NY - February 9, 2006 - Bunge Limited (NYSE:BG).


        Financial Highlights

(In millions, except per share data and percentages)
-----------------------------------------------------------------------------------------------------------------------------------

                                                      Quarter Ended         Percent           Year Ended          Percent
                                                  12/31/05      12/31/04     Change       12/31/05   12/31/04      Change
-----------------------------------------------------------------------------------------------------------------------------------
Volumes (metric tons)                               29.8           26.9        11%          118.7      109.4           8%
Net sales                                         $6,726         $6,212         8%        $24,275    $25,168          (4)%
Total segment operating profit (loss)(1)            $(11)          $183      (106)%          $456       $850         (46)%
Net income                                          $149           $105        42%           $530       $469           13%
Earnings per share(2)                              $1.25          $0.89        40%          $4.43      $4.10            8%
-----------------------------------------------------------------------------------------------------------------------------------


Bunge's results included certain gains and charges that may be of interest to investors. These items totaled $52 million, or $0.44 per share, in the quarter ended December 31, 2005; $141 million, or $1.17 per share, in the year ended December 31, 2005; $(13) million, or $(0.11) per share in the quarter ended December 31, 2004; and $(12) million, or $(0.10) per share, in the year ended December 31, 2004. Additional information is provided in the attached schedule titled "Additional Financial Information."




------------------------
(1) Total segment operating profit (loss) is the consolidated segment operating profit (loss) of Bunge's segments. Total segment operating profit (loss) is a non-GAAP measure and is not intended to replace income from operations before income tax and minority interest, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from operations before income tax and minority interest, is included in the tables attached to this press release.

(2) Earnings per share (EPS) are reported on a fully diluted basis. See
    Note 1 to the consolidated statements of income attached to this press release for more information.

Overview

Alberto Weisser, Bunge's Chairman and Chief Executive Officer stated: "2005 was a difficult year for Bunge. We faced significant external challenges, and we made some mistakes. We have improved our operations however, and while we will not see a return to trend line growth in all areas, we believe that 2006 will be a better year.

"In 2005, our principal problems stemmed from a weak operating environment in Brazil. Farm economics deteriorated due to a drought, lower soybean prices and a steadily appreciating Brazilian real. Farmers reacted by withholding crop sales and delaying purchases of farm inputs. The real appreciation affected Bunge directly, primarily by raising local costs and squeezing margins. Fertilizer inventory purchased earlier in the year was sold later at a stronger real-U.S. dollar exchange rate, pressuring dollar margins.

"Had we started the year with a lower level of fertilizer inventory, reduced crushing capacity sooner and improved our foreign exchange risk management program we would have achieved better results. The appreciation of the real, and its timing, was perhaps the biggest negative of the year, and we did not anticipate it or react to it quickly enough. We hedged our balance sheet exposure but not our local costs, and we could have made better decisions when hedging fertilizer inventories. Local costs in dollar terms increased by 19% in 2005 due to foreign exchange.

"The market situation in Brazil will improve more slowly than we had anticipated, largely due to the continued strength of the real. Farm economics remain weak, and retail fertilizer volumes will likely be flat for the year. We are not waiting for better conditions however. We have taken steps to improve our performance in the current environment and, largely as a result of these changes, expect Bunge to produce better operational results in 2006.

o We have initiated an expanded and refined risk management program that will lower our exposure to the Brazilian real by hedging both the balance sheet and expenses.

o We have liquidated higher-priced fertilizer inventories, which should benefit margins. We are beginning 2006 with inventory value approximately 20% below levels at the start of 2005.

o We have reduced our workforce in Brazil by approximately 10%, initiated cost savings measures, permanently closed two oilseed processing plants and idled seven fertilizer facilities. We estimate that these steps will save $60-80 million in 2006.

o We have also reduced our ongoing effective tax rate through a legal restructuring.


"In 2006 we will stay focused on growth and efficiency. This year we intend to create a stronger link to customers in China by purchasing a second soybean crushing and refining plant in that country. We will bring on-stream two new crushing plants in Spain, replacing less efficient assets. We will also expand our phosphate mining capacity in Brazil by over 10% and substitute more fertilizer imports with domestic supply at better margins. 2006 should see the start of operations at our new grain and fertilizer terminal in Santos, Brazil--one of many logistics projects that help to improve the efficiency of our integrated food production chain--as well as the completion of two new sunseed crushing plants in Eastern Europe. By year end, our new Russian plant should supply our domestic bottled oil business at improved margins. We are also leveraging the efficiencies of our existing infrastructure to initiate a small sugar origination and marketing business.

"The fundamentals of our industry remain intact, with steady growth in agricultural production and food consumption. While we will always experience market fluctuations, these fundamentals should drive long-term growth in our business. We will continue to position Bunge to benefit from them."


Fourth Quarter Results

Agribusiness

In the fourth quarter, stronger agribusiness results in the Northern Hemisphere were more than offset by weak results in Brazil.

Volumes were higher than in the fourth quarter of 2004 due primarily to higher international marketing sales and oilseed processing activity in Argentina. Bunge's U.S. businesses and global softseed operations benefited from solid margins and produced strong results. In Brazil, slow farmer selling and an appreciating local currency continued to pressure margins and increase local costs when translated into U.S. dollars. The average real-U.S. dollar exchange rate in the fourth quarter of 2005 was R$2.25, a 19% appreciation over an average rate of R$2.79 in the fourth quarter of 2004. Freight management results declined from last year primarily due to a decrease in ocean vessel freight rates. Energy costs increased in the U.S. and Argentina. Selling, general and administrative (SG&A) expenses declined due to lower variable compensation expenses and reduced bad debt.

Fourth quarter 2005 results included $35 million of impairment charges related to the closure of two oilseed processing plants in Brazil and the impairment of one plant in India, and $10 million of restructuring charges related to operations in Brazil and Europe. Fourth quarter 2004 results included $10 million of impairment and $7 million of cash restructuring charges related to Bunge's Western European oilseed processing operations.

Fertilizer

Fertilizer results in the quarter were extremely poor despite higher volumes, which rose on increased sales at Fosfertil. Margins were pressured by higher average inventory costs, higher industrial costs and the liquidation of excess inventories. Fertilizer raw material inventory purchased earlier in the year in anticipation of good demand was sold at a stronger real-U.S. dollar exchange rate later in the year, pressuring dollar margins. Due to a stronger real relative to the same period last year, local costs were higher when translated into U.S. dollars. Fourth quarter 2005 results included a $2 million cash restructuring charge.

Edible Oil Products

Edible oil results declined primarily due to weaker performance in Europe. Improved results in Ukraine and Hungary were more than offset by lower volumes and margins in Romania, higher advertising expenses for a new margarine brand in Poland and higher SG&A in Russia. In North America, strong demand for canola oil and trans fatty acid replacement products benefited results. Energy and transport costs rose in the U.S. In Brazil, stronger performance in margarine and specialty oil was offset by lower margins and volumes in packaged oil. Costs rose due to the appreciation of the Brazilian real and higher marketing expenses for a repositioned margarine brand.

Fourth quarter 2005 results included a $2 million cash restructuring charge related to operations in Brazil and Europe. Fourth quarter 2004 results included a $4 million non-cash impairment charge related to Bunge's Brazilian packaged oil operations.

Milling Products

Wheat milling results benefited from higher volumes and improved product mix, but were offset by margin declines in corn milling.

Financial Costs

Interest income decreased primarily due to lower average balances of invested cash. Interest expense increased primarily due to higher average borrowings funding operating working capital and increases in short-term interest rates. Foreign exchange losses in the fourth quarter of 2005 resulted from the effects of the devaluation of the Brazilian real at year end compared to the U.S. dollar on the net U.S. dollar-denominated monetary liability position of Bunge's Brazilian subsidiaries. In the fourth quarter of 2004, the Brazilian real and the euro appreciated against the U.S. dollar which resulted in foreign exchange gains on the net U.S. dollar-denominated monetary liability position of Bunge's Brazilian and European subsidiaries.

Income Taxes

In the fourth quarter of 2005, Bunge received a favorable U.S. tax ruling with respect to the unremitted earnings of a foreign subsidiary holding company. As a result, Bunge liquidated this foreign subsidiary, reduced the associated deferred tax liability and recognized a $77 million one-time, non-cash tax benefit. Additionally, Bunge decreased its deferred tax valuation allowance by $36 million, primarily as a result of projected increased taxable income in subsidiaries with previously reserved net operating losses.

Minority Interest

Minority interest decreased when compared to 2004 due to lower earnings at Fosfertil.

Cash Flow and Net Financial Debt(3)

Net financial debt at December 31, 2005, decreased $52 million from December 31, 2004. Cash flow provided by operations was $382 million in 2005 compared to $802 million in 2004. Cash flow from operations declined from last year primarily due to lower segment operating profit. Cash flow from operations in the fourth quarter of 2005 included approximately $155 million from the sale of accounts receivable through a new securitization facility.

Outlook

Bill Wells, Chief Financial Officer, stated, "The global agribusiness market should experience good conditions in 2006, but will not be free of challenges. We see growing demand for our core products, soybean meal and vegetable oil, and strong consumption of biodiesel that should benefit the softseed market, but continued weakness in Brazil and a tougher crushing environment in Argentina. North America should have a good year, but a difficult comparison to excellent results in 2004 and 2005. We anticipate higher energy costs generally and headwinds in our freight management business. Expectations are for flat retail sales in the Brazilian fertilizer market. Solid demand for vegetable oil and improved results in Ukraine should contribute to improved performance in edible oils.

"Overall, we expect Bunge to produce better operational results in 2006 due to initiatives to improve margins, lower costs, and mitigate exposure to the real. Many of these initiatives are already in place and are beginning to produce results.

-----------------
(3) Net financial debt is a non-GAAP financial measure and is not intended to replace total debt. A definition of net financial debt and the information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation of net financial debt to total debt, the most directly comparable GAAP measure, is included in the tables attached to this press release.

"Our 2006 guidance is as follows:

     o Depreciation, Depletion and Amortization: $300 million to $310 million

     o Capital Expenditures (net of asset dispositions): $490 million to $510 million

               o $195 million to $215 million maintenance, safety and environmental capital expenditures

     o    Effective Tax Rate: 18% to 22%

     o    Joint Venture Earnings: $40 million to $45 million

"This guidance assumes the following:

     o    Stable currencies in South America and Europe

     o    Normal 2005/2006 North and South American and European crops

     o    Stable international fertilizer prices, and

     o    Flat Brazilian market retail fertilizer sales when compared to 2005.

"Based on these assumptions, our 2006 net income guidance is $520 million to $540 million, representing $4.29 to $4.45 per share. This fully diluted per share guidance is based on an estimated weighted average of 121.3 million shares outstanding, includes $0.05 per share for stock option expense and is a reasonable base for calculating Bunge's five-year, 10-12% average annual EPS growth target."

Background Information, Conference Call and Webcast Details

Background information on income tax and foreign exchange can be found in the 'Investor Information' section of our Web site, www.Bunge.com, under 'Investor Presentations'.

Bunge Limited's management will host a conference call at 10:00 a.m. EST today to discuss the company's results.


To listen to the conference call, please dial (800) 811-0667. If you are located outside of the United States, dial (913) 981-4901. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 9994519. The conference call will also be available live on the company's Web site at http://www.Bunge.com.

To access the webcast, click the "News and Information" link on the Bunge homepage then select "Webcasts and Upcoming Events." Click the link for the "Q4 2005 Bunge Limited Conference Call," and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 1:00 p.m. EST on February 9, 2006 and continuing through 1:00 p.m. EST March 9, 2006. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 9994519. A rebroadcast of the conference call will also be available on the company's Web site beginning at 1:00 p.m. EST on February 9, 2006 and continuing through 12:00 p.m. EST on March 9, 2006. To locate the rebroadcast on the Web site, click the "News and Information" link on the Bunge homepage then select "Audio Archives" from the left-hand menu. Select the link for the "Q4 2005 Bunge Limited Conference Call." Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (http://www.Bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has 23,500 employees and locations in 32 countries. Bunge is the world's leading oilseed processor, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.


                        Additional Financial Information


The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment operating profit (loss), income from operations before income tax and minority interest, net income and earnings per share for the quarter and year ended December 31, 2005 and 2004.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Income From
                                                                   Operations Before
                                            Total Segment            Income Tax and                          Earnings Per Share
(In millions, except per share data)   Operating Profit (Loss)     Minority Interest        Net Income           Diluted (1)
-----------------------------------    -----------------------     -----------------       -----------       ------------------
Quarter Ended Dec 31:                     2005          2004        2005       2004       2005       2004       2005       2004
                                         ------        ------      ------    -------    -------     ------     ------     ------
    Impairment and restructuring
      charges (2)                          $(49)          $(21)    $(49)      $(21)      $(33)      $(13)     $(0.27)     $(0.11)
    Gain on sale of assets                   -              -          8         -          8          -        0.07          -
    Reversal of deferred tax
      liability on unremitted foreign
      earnings (3)                           -              -          -         -         77          -        0.64          -
                                      -------------- ------------ ---------- ---------- ---------- --------- ----------- ---------
         Total                             $(49)          $(21)     $(41)      $(21)      $52       $(13)     $ 0.44      $(0.11)
                                      ============== ============ ========== ========== ========== ========= =========== =========
-----------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Income From
                                                                   Operations Before
                                            Total Segment             Income Tax and                            Earnings Per Share
(In millions, except per share data)   Operating Profit (Loss)     Minority Interest        Net Income            Diluted (1)
-----------------------------------    ----------------------      -----------------      --------------        ------------------
Year Ended Dec 31:                        2005          2004        2005       2004       2005       2004       2005       2004
                                         -----         ------      ------     ------     -----      ------     ------     ------
    Reversal of recoverable
      tax valuation allowance (4)         $ 27         $    -       $ 27      $   -      $  19     $   -       $0.16      $   -
    Value-added tax credits (5)             28              -         28          -         17         -        0.14          -
    Reversal of a transactional tax
      provision (6)                         14              -         14          -         10         -        0.08          -
    Impairment and
      restructuring charges (2)            (49)           (24)       (49)       (24)       (33)      (15)      (0.27)     (0.13)
    Gain on exchange of
      Brazilian retail flour business        -              -          -          5          -         3           -       0.03
    Gain on sale of assets                   -              -         15          -         13         -        0.11          -
    Reversal of deferred tax
      liability on unremitted foreign
      earnings (3)                           -              -          -          -         77         -        0.64          -
    Reversal of income tax
      valuation allowances (7)               -              -          -          -         38         -        0.31          -
                                      -------------- ------------ ---------- ---------- ---------- --------- ----------- ----------
         Total                            $ 20            $(24)     $ 35       $(19)      $141      $(12)      $1.17      $(0.10)
                                      ============== ============ ========== ========== ========== ========= =========== ==========
-----------------------------------------------------------------------------------------------------------------------------------


(1)  See Note 1 of Notes to the Consolidated Statements of Income.
(2) Impairment and restructuring charges in 2005 of $49 million consisted of $45 million in the agribusiness segment, $2 in the fertilizer segment and $2 million in the edible oil products segment. Impairment and restructuring charges in 2004, consisted of $17 million in the agribusiness segment and $7 million in the edible oil products segment. Impairment and restructuring charges in the fourth quarter of 2004, consisted of $17 million in the agribusiness segment and $4 million in the edible oil products segment.
(3) In the fourth quarter 2005, Bunge received a favorable U.S. tax ruling with respect to the unremitted earnings of a foreign subsidiary holding company. As a result, Bunge liquidated this foreign subsidiary, reduced the associated deferred tax liability and recognized a $77 million one-time, non-cash tax benefit.
(4) Represents the reversal of the remaining Argentine recoverable tax balance in the agribusiness segment.
(5) Represents value-added tax credits related to taxes paid in prior periods in the fertilizer segment.
(6) Represents the reversal of a provision due to a favorable South American tax ruling in the agribusiness segment.
(7) Represents the reduction of deferred tax asset valuation allowances stemming from a legal restructuring initiated with the 2004 buyout of the minority interests of Bunge Brasil S.A.

CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data and percentages)
(Unaudited)


                                                            Quarter Ended                           Year Ended
                                                            December 31,                            December 31,
                                                     ----------------------------  Percent    ---------------------------- Percent
                                                         2005           2004       Change        2005           2004       Change
                                                     -------------  ------------- ----------- ------------  -------------- ---------

Net sales                                                $6,726         $6,212         8%       $24,275        $25,168        (4)%
Cost of goods sold                                       (6,374)        (5,740)       11%       (22,704)       (23,282)       (2)%
                                                     -------------  -------------            -------------  -------------

Gross profit                                                352            472       (25)%        1,571          1,886       (17)%
Selling, general and administrative expenses               (287)          (270)        6%          (956)          (871)       10%
Interest income                                              26             29       (10)%          104            103         1%
Interest expense                                            (62)           (45)       38%          (192)          (168)       14%
Interest expense on readily marketable inventories           (6)            (3)      100%           (39)           (46)      (15)%
Foreign exchange (loss) gain                                (32)            25                      (22)           (31)
Other income (expense)-net                                   10             12       (17)%           53             31        71%
                                                     -------------  -------------            -------------  -------------

Income from operations before income tax and
   minority interest                                          1            220      (100)%          519            904       (43)%

Income tax benefit (expense)                                160            (73)                      82           (289)
                                                     -------------  -------------            -------------  -------------


Income from operations before minority interest             161            147        10%           601            615        (2)%
Minority interest                                           (12)           (42)      (71)%          (71)          (146)      (51)%
                                                     -------------  -------------            -------------  -------------


Net income                                              $   149       $    105        42%     $     530      $     469        13%
                                                     =============  =============            =============  =============

Earnings per common share - basic (Note 1):

Net income per share - basic                            $  1.29       $   0.95        36%     $    4.73      $    4.42         7%
                                                     =============  =============            =============  =============

Earnings per common share - diluted (Note 1):

Net income per share - diluted                          $  1.25       $   0.89        40%     $    4.43      $    4.10         8%
                                                     =============  =============            =============  =============

NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

Note 1: Earnings per common share are calculated on the basis of the following number of common shares outstanding:

                                                  Quarter Ended                        Year Ended
                                                   December 31,                       December 31,
                                         ---------------------------------  ---------------------------------
                                                   2005              2004             2005              2004
                                         ---------------  ----------------  ---------------  ----------------
(In millions, except share data)
Net income - basic                                 $149              $105             $530              $469
Interest on convertible notes, net of                 2                 2                5                 5
tax
                                         ---------------  ----------------  ---------------  ----------------
Net income - diluted                               $151              $107             $535              $474
                                         ===============  ================  ===============  ================

Weighted average number of common
  shares outstanding:
  Basic                                     115,384,311       110,438,941      112,131,739       106,015,869
  Effect of dilutive shares:
  -Stock options and awards                   1,651,883         2,061,831        1,994,337         1,879,762
  -Convertible notes                          3,737,167         7,778,425        6,727,852         7,778,425
                                         ---------------  ----------------  ---------------  ----------------
  Diluted                                   120,773,361       120,279,197      120,853,928       115,674,056
                                         ===============  ================  ===============  ================

Net income - per share:
  -Basic                                          $1.29             $0.95            $4.73             $4.42
                                         ===============  ================  ===============  ================
  -Diluted                                        $1.25             $0.89            $4.43             $4.10
                                         ===============  ================  ===============  ================



In October 2005, Bunge Limited announced its intent to redeem on November 22, 2005 for cash the remaining approximately $242 million principal amount outstanding of its 3.75% convertible notes. Substantially all of the then outstanding convertible notes were converted into 7,532,542 shares of Bunge Limited common stock prior to the redemption date. The calculation of diluted earnings per common share for the quarter and year ended December 31, 2005 includes the weighted average common shares that were issuable upon conversion of the convertible notes through the date of redemption. The calculation of diluted earnings per common share for the quarter and year ended December 31, 2004 includes the weighted average common shares that were issuable upon conversion of the convertible notes during this period.

CONSOLIDATED SEGMENT INFORMATION
(In millions, except volumes and percentages)
(Unaudited) (Note 1)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.


                                                          Quarter Ended                          Year Ended
                                                           December 31,         Percent         December 31,          Percent
                                                        2005         2004       Change       2005          2004       Change
                                                     ------------ ------------ ---------- ------------ ------------- ----------
Volumes (in thousands of metric tons):
Agribusiness                                              23,890       21,390        12%       98,534        89,132        11%
Fertilizer                                                 3,697        3,307        12%       11,478        11,589        (1)%
Edible oil products                                        1,243        1,220         2%        4,760         4,678         2%
Milling products                                             995          944         5%        3,890         3,987        (2)%
                                                        --------      -------                --------      --------
           Total                                          29,825       26,861        11%      118,662       109,386         8%
                                                        ========      =======                ========      ========

Net sales:
Agribusiness                                              $4,677       $4,269        10%      $17,437       $17,983        (3)%
Fertilizer                                                   894          830         8%        2,674         2,581         4%
Edible oil products                                          927          915         1%        3,305         3,800       (13)%
Milling products                                             228          198        15%          859           804         7%
                                                        --------      -------                --------      --------
           Total                                          $6,726       $6,212         8%      $24,275       $25,168        (4)%
                                                        ========      =======                ========      ========

Cost of goods sold:
Agribusiness                                            $(4,491)     $(4,062)        11%    $(16,584)     $(17,008)        (2)%
Fertilizer                                                 (827)        (646)        28%      (2,333)       (1,980)        18%
Edible oil products                                        (859)        (862)         -%      (3,053)       (3,582)       (15)%
Milling products                                           (197)        (170)        16%        (734)         (712)         3%
                                                        --------      -------                --------      --------
           Total                                        $(6,374)     $(5,740)        11%    $(22,704)     $(23,282)        (2)%
                                                        ========      =======                ========      ========

Gross profit:
Agribusiness                                                $186         $207      (10)%      $   853       $   975       (13)%
Fertilizer                                                    67          184      (64)%          341           601       (43)%
Edible oil products                                           68           53        28%          252           218        16%
Milling products                                              31           28        11%          125            92        36%
                                                        --------      -------                --------      --------
           Total                                            $352         $472      (25)%       $1,571        $1,886       (17)%
                                                        ========      =======                ========      ========

Selling, general and administrative expenses:
Agribusiness                                              $(135)       $(143)       (6)%       $(462)        $(477)        (3)%
Fertilizer                                                  (72)         (73)       (1)%        (229)         (197)        16%
Edible oil products                                         (63)         (40)        58%        (209)         (151)        38%
Milling products                                            (17)         (14)        21%         (56)          (46)        22%
                                                        --------      -------                --------      --------
           Total                                          $(287)       $(270)         6%       $(956)        $(871)        10%
                                                        ========      =======                ========      ========

Foreign exchange (loss) gain:
Agribusiness                                            $    (6)         $ 7                 $    30          $(17)
Fertilizer                                                  (27)          (4)                    (47)          (32)
Edible oil products                                          (1)           5                      (1)            5
Milling products                                               -           -                      (1)            -
                                                        --------      -------                --------      --------
           Total                                           $(34)         $ 8                    $(19)         $(44)
                                                        ========      =======                ========      ========

Interest income:
Agribusiness                                                $  2         $  3      (33)%          $22           $21         5%
Fertilizer                                                    19           18         6%           57            50        14%
Edible oil products                                            -            -         -%            2             6       (67)%
Milling products                                               1            -       100%            2             3       (33)%
                                                        --------      -------                --------      --------
           Total                                             $22          $21         5%          $83           $80         4%
                                                        ========      =======                ========      ========


                                                          Quarter Ended                          Year Ended
                                                           December 31,         Percent         December 31,          Percent
                                                        2005         2004       Change       2005          2004       Change
                                                     ------------ ------------ ---------- ------------ ------------- ----------

Interest expense:
Agribusiness                                               $(43)        $(24)       79%        $(147)        $(111)        32%
Fertilizer                                                  (12)         (16)      (25)%         (41)          (50)       (18)%
Edible oil products                                          (6)          (7)      (14)%         (28)          (32)       (13)%
Milling products                                             (3)          (1)      200%           (7)           (8)       (13)%
                                                        --------      -------                --------      --------
           Total                                           $(64)        $(48)       33%        $(223)        $(201)        11%
                                                        ========      =======                ========      ========

-----------------------------------------------------------------------------------------------------------------------------------

Segment operating profit (loss):
Agribusiness                                              $   4        $  50       (92)%         $296          $391       (24)%
Fertilizer                                                  (25)         109      (123)%           81           372       (78)%
Edible oil products                                          (2)          11      (118)%           16            46       (65)%
Milling products                                             12           13        (8)%           63            41        54%
                                                        --------      -------                --------      --------
           Total (Note 2)                                  $(11)        $183      (106)%         $456          $850       (46)%
                                                        ========      =======                ========      ========

-----------------------------------------------------------------------------------------------------------------------------------

Income from operations before income tax and
  minority interest:
  Segment operating profit (loss)                          $(11)        $183                     $456          $850
  Unallocated income  - net (Note 3)                         12           37                       63            54
                                                        --------      -------                --------      --------
Income from operations before income tax and
  minority interest                                        $  1         $220                     $519          $904
                                                        ========      =======                ========      ========


Depreciation, depletion and amortization:
Agribusiness                                                 $33         $26        27%          $113         $  90        26%
Fertilizer                                                    28          19        47%           104            70        49%
Edible oil products                                           12          10        20%            47            40        18%
Milling products                                               4           3        33%            14            12        17%
                                                        --------      -------                --------      --------
           Total                                             $77         $58        33%          $278          $212        31%
                                                        ========      =======                ========      ========

NOTES TO THE CONSOLIDATED SEGMENT INFORMATION
(Unaudited)


Note 1: In the first quarter of 2005, Bunge reclassified certain agribusiness product lines from the edible oil segment to the agribusiness segment. As a result, amounts for the quarter and the year ended December 31, 2004 have been reclassified to conform to the quarter and the year ended December 31, 2005 presentation.

Note 2: Total segment operating profit (loss) is the consolidated segment operating profit (loss) of all of Bunge's operating segments. Total segment operating profit (loss) is a non-GAAP measure and is not intended to replace income from operations before income tax and minority interest, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to income from operations before income tax and minority interest, is included under the caption "Reconciliation of Non-GAAP Measures".

Note 3: Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

                                             December 31,          December 31,
                                                 2005                  2004
                                            -------------         ------------
          ASSETS

Current assets:
     Cash and cash equivalents                $      354           $      432
     Trade accounts receivable                     1,702                1,928
     Inventories                                   2,769                2,636
     Deferred income taxes                           102                   95
     Other current assets                          1,637                1,577
                                            -------------         ------------
Total current assets                               6,564                6,668

Property, plant and equipment, net                 2,900                2,536
Goodwill                                             176                  167
Other intangible assets, net                         132                  156
Investments in affiliates                            585                  564
Deferred income taxes                                462                  273
Other non-current assets                             627                  543
                                            -------------         ------------
Total assets                                     $11,446              $10,907
                                            =============         ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Short-term debt                          $      411             $    541
     Current portion of long-term debt               178                  140
     Trade accounts payable                        1,803                1,898
     Deferred income taxes                            38                   38
     Other current liabilities                     1,187                1,285
                                             ------------          -----------
Total current liabilities                          3,617                3,902

Long-term debt                                     2,557                2,600
Deferred income taxes                                145                  232
Other non-current liabilities                        576                  518
Minority interest in subsidiaries                    325                  280
Shareholders' equity                               4,226                3,375
                                             ------------          -----------
Total liabilities and shareholders' equity       $11,446              $10,907
                                             ============          ===========

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

                                                                  Year Ended
                                                                 December 31,
                                                              -----------------
                                                                2005       2004
                                                              -------   -------
OPERATING ACTIVITIES
Net income                                                       $530     $469
Adjustments to reconcile net income to cash provided by
  operating activities:
     Foreign exchange gain on debt                               (112)     (85)
     Impairment of assets                                          35       17
     Bad debt expense                                              40       54
     Depreciation, depletion and amortization                     278      212
     (Decrease) increase in the allowance for recoverable
       taxes                                                      (27)       2
     Deferred income taxes                                       (238)     (56)
     Minority interest                                             71      146
Changes in operating assets and liabilities, excluding the
   effects of acquisitions:
    Trade accounts receivable                                     270     (398)
    Inventories                                                   (11)     328
    Prepaid commodity purchase contracts                          (41)     211
    Advances to suppliers                                         135     (341)
    Trade accounts payable                                       (337)     164
    Other - net                                                  (211)      79
                                                               -------  -------
Cash provided by operating activities                             382      802

INVESTING ACTIVITIES
Payments made for capital expenditures                           (522)    (437)
Acquisitions of businesses and other intangible assets            (64)    (355)
Investments in affiliates                                          (4)     (24)
Related party loans (repayments)                                   13      (13)
Investments in notes receivable                                     -      (26)
Return of capital from affiliates                                  38       17
Proceeds from disposal of long-lived assets                        59       14
                                                               -------  -------
Cash used for investing activities                               (480)    (824)

FINANCING ACTIVITIES
Net change in short-term debt                                    (130)    (348)
Proceeds from long-term debt                                    1,210      860
Repayments of long-term debt                                     (952)    (678)
Proceeds from sale of common shares                                13      348
Redemption of redeemable preferred stock                            -     (170)
Dividends paid to shareholders                                    (63)     (51)
Dividends paid to minority interest                               (57)     (52)
                                                               -------  -------
Cash provided by (used for) financing activities                   21      (91)

Effect of exchange rate changes on cash and cash equivalents
                                                                   (1)      56
                                                               -------  -------

Net decrease in cash and cash equivalents                         (78)     (57)
Cash and cash equivalents, beginning of period                    432      489
                                                               -------  -------
Cash and cash equivalents, end of period                         $354     $432
                                                               =======  =======

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit (loss), net financial debt and net financial debt less readily marketable inventories, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit (Loss)

Total segment operating profit (loss), which is the consolidated segment operating profit (loss) of all of Bunge's operating segments, is Bunge's consolidated income from operations before income tax and minority interest that includes an allocated portion of the foreign exchange gains and losses relating to debt financing operating working capital, including readily marketable inventories. Also included in total segment operating profit is an allocation of interest income and interest expense attributable to the financing of operating working capital.

Total segment operating profit (loss) is a non-GAAP financial measure and is not intended to replace income from operations before income tax and minority interest, the most directly comparable GAAP financial measure. Total segment operating profit (loss) is a key performance measurement used by Bunge's management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit (loss) is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit (loss) assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit (loss) is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax and minority interest or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from operations before income tax and minority interest to total segment operating profit (loss):

                                                              Quarter Ended     Year Ended
                                                               December 31,     December 31,
                                                            ----------------- ----------------
     (In millions)                                            2005    2004     2005    2004
                                                            -------  -------  ------  -------
     Income from operations before income tax and
       minority interest                                     $   1    $220     $ 519    $904
     Minus: Unallocated income - net (1)                       (12)    (37)      (63)    (54)
                                                            -------  -------  -------  -------
     Total segment operating profit (loss)                   $ (11)   $183     $ 456    $850
                                                            =======  =======  =======  =======


(1) Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge's leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge's leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

                                                  December 31,    December 31,
(In millions)                                         2005            2004
                                                ---------------   -------------
Short-term debt                                     $    411         $    541
Long-term debt, including current portion              2,735            2,740
                                                ---------------   -------------
Total debt                                             3,146            3,281
Less:
  Cash and cash equivalents                              354              432
  Marketable securities                                    9               14
                                                ---------------   -------------
Net financial debt                                     2,783            2,835
Less: Readily marketable inventories                   1,534            1,264
                                                ---------------   -------------
Net financial debt less readily marketable
  inventories                                         $1,249           $1,571
                                                ===============   =============